J. A. MINNI & ASSOCIATES INC.

CERTIFIED GENERAL ACCOUNTANT

SUITE 1104-750 WEST PENDER STREET

VANCOUVER, BRITISH COLUMBIA

CANADA V6C 2T8

Jerry A. Minni, C.G.A. *

Geoffrey S. V. Pang, C.G.A., FCCA **

TELEPHONE: (604) 683-0343

FAX: (604) 683-4499

* Incorporated Professional

** Associate

March 18, 2002

British Columbia Securities Commission

P.O. Box 10142, Pacific Centre

500-701 West Georgia Street

Vancouver, B.C.

V7Y 1L2

Dear Sirs:

RE: PACIFIC STRATUS VENTURES LTD. (the "Company")

As the successor auditor of the above Company and pursuant to National Policy No. 31 I have reviewed the Notice of Change of Auditor dated February 27, 2002 for the Company and, based on my knowledge of the information at the time, I agree with the information contained in the Notice.

I understand that the Notice of Change of Auditor, along with this letter and a similar letter from the former auditor will be disclosed in the Information Circular to be mailed to all shareholders of the Company for the Company's next General Meeting at which action is to be taken concerning the change of auditor.

Yours truly,

J.A. MINNI AND ASSOCIATES INC.

/s/ "Geoffrey Pang"

Geoffrey Pang

c.c. Pacific Stratus Ventures Ltd.